Exhibit 3.1

Amendment No. 1 to Third Amended and Restated Limited Liability Company Agreement of Global Indemnity Group, LLC

This Amendment No. 1 (this “Amendment”) to that certain Third Amended and Restated Limited Liability Company Agreement (“Third Amended and Restated LLC Agreement”) of Global Indemnity Group, LLC (the “Company”), is effective as of October 29, 2025, among each Person who is or becomes a Shareholder of the Company from time to time. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Third Amended and Restated LLC Agreement; provided, however, that references in this Amendment to “this Agreement” shall mean the Third Amended and Restated LLC Agreement, as amended by this Amendment.

Recitals

WHEREAS, pursuant to and in accordance with Section 9.1 and 9.2 of the Third Amended and Restated LLC Agreement, the Board of Directors desires to amend the Third Amended and Restated LLC Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Third Amended and Restated LLC Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Third Amended and Restated LLC Agreement is hereby amended as follows:

1.
The definition of “New York Court” in Section 1.1 of the Third Amended and Restated LLC Agreement is hereby amended and restated in its entirety as follows:

“New York Court” has the meaning assigned to such term in Section 12.10(j).

2.
The following definitions are hereby added to Section 1.1 of the Third Amended and Restated LLC Agreement:

“Arbitration-Eligible Person” has the meaning set forth in Section 12.10(g).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, supplemented or restated from time to time, and any successor to such statute, and the rules and regulations promulgated thereunder.

3.
The definition of “JAMS” in Section 1.1 of the Third Amended and Restated LLC Agreement is hereby deleted in its entirety.

4.
Section 12.10 of the Third Amended and Restated LLC Agreement is hereby amended and restated in its entirety as follows:

Section 12.10 Arbitration and Dispute Resolution.

(a) Any (i) dispute, controversy, or claim arising out of or relating to this Agreement (and any subsequent amendments hereof), or any breach, termination, or the validity thereof,

the Company’s internal affairs, the ownership, transfer or rights or obligations of or with respect to, any Shares, or any action or inaction arising out of or relating to any of the foregoing, (ii) any securities laws claims brought under the federal securities laws of the United States, including the Securities Act, the Exchange Act or the Trust Indenture Act, and claims accompanying any such federal securities laws claims and (iii) any other securities law claims brought under the securities or antifraud laws or other applicable Law of any Governmental Entity, including, in each case, the applicable rules and regulations promulgated thereunder, and claims accompanying any such other securities laws claims (each a “Dispute”), shall be submitted, upon notice delivered by any party to such claim, to confidential, final and binding arbitration administered by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures in effect at the time (the “Rules”), except to the extent such procedures are modified herein (including pursuant to Section 12.10(e) in the event of a mass arbitration). Any disputes concerning the scope and enforceability of this Section 12.10 or whether a Dispute can or must be brought in arbitration in accordance with this Section 12.10 shall in each case be decided solely by a court of competent jurisdiction.

(b) The seat of arbitration shall be New York, New York, and the arbitration shall be conducted in the English language.

(c) There shall be one arbitrator who shall be agreed upon by the parties to such Dispute within twenty (20) days of delivery by any party to such Dispute of a copy of the demand for arbitration, provided that for any Dispute arising, in whole or in part, pursuant to clause (ii) and/or clause (iii) of Section 12.10(a), the arbitrator shall be selected from the JAMS Financial Markets Group (or any successor thereto or equivalent) and shall have experience adjudicating claims arising under federal or other securities laws, whether as an arbitrator, retired judge, or other neutral. If the parties do not agree upon an arbitrator within this time limit, such arbitrator shall be appointed by JAMS in accordance with both the Rules and the immediately preceding sentence; provided, that such appointment shall be subject to a strike and rank process.

(d) This Section 12.10 and the arbitration of Disputes shall be subject to and governed by the Federal Arbitration Act (9 U.S.C. § 1 et seq.). The governing law of the underlying Dispute shall be that of the state of Delaware or federal law, as applicable.

(e) A Dispute may only be brought by any party to such claim(s) in an individual capacity, and the arbitrator may award relief (including, but not limited to, damages, restitution, declaratory relief, specific performance and injunctive relief) only in favor of the individual party seeking relief and only to the extent necessary to provide relief warranted by that party’s individual claim. Unless agreed to by the Company in its sole discretion, the arbitrator may not consolidate more than one Person’s claims and may not otherwise preside over any form of a representative, class, private attorney general, or public injunction proceeding. No Person shall bring any claim(s) relating to a Dispute as a class representative or class member or in any purported class or other form of representative proceeding; provided, that if any court (after exhaustion of all appeals) declares unenforceable such prohibition on consolidation or non-individualized relief (such as class, representative, private attorney general, or public injunctive relief), then all other aspects of the Dispute must be arbitrated first in accordance with the remainder of this Section 12.10, and only after completing such arbitration, the remaining aspects of the Dispute will then be decided by the New York Court (as defined below). Further, no Person shall bring any claim(s) relating to a Dispute as part of a mass arbitration; provided, that if any court (after exhaustion of all appeals) declares unenforceable such prohibition on mass arbitration, then the JAMS Mass Arbitration Procedures and Guidelines shall be applied as applicable, except to the extent such procedures are modified herein.

(f) In the event of an arbitration that includes, in whole or in part, any claims arising pursuant to clause (ii) and/or clause (iii) of Section 12.10(a), the parties shall agree upon – or if no agreement is reached between the parties, the arbitrator shall set – a schedule for the briefing of a dispositive motion by respondent(s). No discovery (including, without limitation, any discovery required by Rule 17 of the Rules) shall take place prior to the arbitrator’s decision on such dispositive motion.

(g) If a Dispute (other than any Dispute brought by the Company) that would be arbitrable under this Agreement if brought against the Company is brought against any Indemnified Person or any other Person for whom the Company is permitted or obligated (whether contractually or otherwise) to provide indemnification in respect of the applicable Dispute (such Indemnified Person or other Person, an “Arbitration-Eligible Person”) for alleged actions or omissions of such Arbitration-Eligible Person undertaken in their capacity as an Arbitration-Eligible Person, such Arbitration-Eligible Person shall be entitled to invoke the arbitration rights set forth in this Section 12.10, and all applicable references in this Section 12.10 to the Company shall be deemed to refer instead to such Arbitration-Eligible Person, mutatis mutandis.

(h) After the conclusion of all testimony, at a time designated by the arbitrator, each party shall simultaneously submit to the arbitrator and exchange with the other party its proposed award. In rendering the final award, the arbitrator shall be limited to choosing an award proposed by a party without modification; provided, however, that in no event shall the arbitrator award any damages prohibited by this Agreement or make any award that is otherwise inconsistent with this Agreement or applicable Law.

(i) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings. Without prejudice to such provisional remedies that may be granted by a court, the arbitrator shall have full authority to grant provisional remedies, to order a party to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrator’s orders to that effect.

(j) The parties consent and submit to the non-exclusive jurisdiction of any federal court located in the State of New York or, where such court does not have jurisdiction, any New York state court, in either case located in the Borough of Manhattan, New York City, New York (“New York Court”), for the enforcement of any arbitral award rendered hereunder and to compel arbitration or for interim or provisional remedies in aid of arbitration. In any such action: (i) each party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court; (ii) each party irrevocably consents to service of process sent by a national courier service (with confirmation of receipt) to its address pursuant to Section 12.1 or in any other manner permitted by applicable Law; and (iii) each party waives any right to trial by jury in any court.

(k) If the arbitration provisions in this Section 12.10 shall be determined in a final, non-appealable order not to be valid and enforceable hereunder with respect to any Dispute, or if any Dispute is otherwise determined to be non-arbitrable by the Company in its sole discretion, the United States District Court for the District of Delaware shall be the sole and exclusive forum to adjudicate such Dispute; provided, however, that if the United States District Court for the District of Delaware shall not have jurisdiction as determined in a final, non-appealable order, the Delaware Court of Chancery shall be such sole and exclusive forum to adjudicate such Dispute, unless in any case the Company otherwise consents in its sole discretion.

(l) Judgment upon any award may be entered in any court having jurisdiction over any party or any of its assets. The arbitrator’s decision is binding only between the parties to the arbitration and will not have any preclusive effect in any other arbitration, court or other proceeding that involves a different party. An arbitrator’s award that has been fully satisfied shall not be entered in any court.

(m) Any arbitration hereunder shall be confidential, and the parties and their agents agree not to disclose to any third party (i) the existence or status of the arbitration, (ii) all information made known and documents produced in the arbitration not otherwise in the public domain, and (iii) all awards arising from the arbitration, except and to the extent that disclosure is required by applicable Law or is required to protect or pursue a legal right.

(n) The arbitrator shall award the prevailing party its attorneys’ fees and costs reasonably incurred in the arbitration, including the prevailing party’s share of the arbitrator fees and JAMS administrative costs; provided, that, in furtherance of Section 12.11, if, in connection with any Dispute, a court of competent jurisdiction makes a final, non-appealable determination that this Section 12.10(n) is invalid, illegal or unenforceable in connection with such Dispute, such determination shall not affect the validity, legality or enforceability of the remaining provisions of this Section 12.10 with respect to such Dispute, or the application of this Section 12.10(n) in any Dispute other than the Dispute giving rise to such determination.

5.
This Amendment shall be read together with the Third Amended and Restated LLC Agreement as a single instrument. All references in the Third Amended and Restated LLC Agreement (and in any other agreements, documents and instruments entered into in connection therewith) to “Agreement” shall be deemed for all purposes to refer to the Third Amended and Restated LLC Agreement as amended, including by this Amendment. Except as expressly amended hereby, the Third Amended and Restated LLC Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

6.
This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws.

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IN WITNESS WHEREOF, this Amendment has been executed as of October 29, 2025.

GLOBAL INDEMNITY GROUP, LLC
By: /s/ Nathaniel DeRose
Name: Nathaniel DeRose
Title: Senior Vice President and Senior Counsel